Exhibit 99.n.



                          Independent Auditors' Consent




The Board of Directors
The Travelers Insurance Company:


We consent to the use of our reports included herein and to the reference to our firm under the heading "Independent Auditors" in the Statement of Additional Information. Our reports covering the December 31, 2002 and 2001, consolidated financial statements and schedules of The Travelers Insurance Company and subsidiaries refer to changes in the Company's methods of accounting for goodwill and other intangible assets in 2002, and for derivative instruments and hedging activities and for securitized financial assets in 2001.



/s/ KPMG LLP



Hartford, Connecticut
August 6, 2003